EXHIBIT 99.1

( BW)(CA-PACER-INTL)(PACR) Pacer International Reports Second Quarter 2007 Financial Results

   Business Editors/Logistics & Transportation Writers

CONCORD, Calif. – August 7, 2007 – Pacer International, Inc. (Nasdaq:PACR), the non-asset based North America third-party logistics and freight transportation provider, today reported financial results for the three- and six-month periods ended June 29, 2007.

SECOND QUARTER RESULTS

Reflecting improved intermodal volumes for the quarter ended June 29, 2007, revenues increased $16.7 million, or 3.6 percent, to $474.9 million compared to $458.2 million for the quarter ended June 30, 2006.  Income from operations declined $3.7 million from the 2006 quarter to $21.5 million for the 2007 quarter.  Intermodal segment income from operations declined $3.0 million from last year, Logistics segment income from operations increased $0.5 million from last year, and corporate expenses were $1.2 million higher than last year.  Diluted earnings per share decreased by $0.04 to $0.34 for the 2007 quarter, compared to $0.38 a year earlier.

“We are pleased to see intermodal volumes for our Stacktrain operation up 7.3 percent with increases in all three lines of business, and for our rail brokerage operation up 1.7 percent compared to last year.  However, there still is excess capacity in the market that has led to lower pricing and margins,” said Mike Uremovich, Pacer’s chairman and chief executive officer.  He added that results include $1.3 million of costs related to the initial vesting in June 2007 of restricted stock awards and $0.3 million of additional severance costs during the 2007 quarter.

Pacer’s cash flow remains strong.  The company used $11.6 million of operating cash flow for the quarter, along with $24.0 million borrowed from the credit facility and cash on hand at the beginning of the quarter, to pay a $5.6 million dividend declared in the first quarter of 2007 and to repurchase $44.5 million of common stock during the second quarter of 2007.

YEAR-T0-DATE RESULTS

For the six months ended June 29, 2007 revenues increased $12.4 million, or 1.3 percent, to $940.0 million compared to $927.6 million for the six months ended June 30, 2006.  Income from operations declined $13.7 million from the 2006 period to $35.9 million for the 2007 period.  Intermodal segment income from operations declined $13.1 million from last year, Logistics segment income from operations increased $1.0 million from last year, and corporate expenses were $1.6 million higher than last year.  Diluted earnings per share decreased by $0.19 to $0.55 for the 2007 period, compared to $0.74 a year earlier.  During the first half of 2007, Pacer paid $11.2 million in dividends and repurchased $54.4 million of common stock.

On August 2, Pacer International announced an organizational restructuring designed to streamline operations, strengthen its core intermodal business, and increase product integration capabilities across business units.

“As a result of our realignment and organizational investments we expect to accelerate our product development and achieve improved levels of customer service so we are better positioned to meet our customer’s day to day market requirements,” said Uremovich.

Pacer will also continue to focus on reducing costs related to overhead.

“Through the second quarter of 2007 we have closed three facilities and reduced SG&A expenses in a number of areas,” added Uremovich.  “As we continue to reduce overhead and grow more efficiently, we expect to meet or exceed our goals in the second half of 2007.”

CONFERENCE CALL TODAY -- Pacer International will hold a conference call for investors, analysts, business and trade media, and other interested parties at 5:00 p.m. Eastern Time today (Tuesday, August 7).  To participate, please call five minutes early by dialing (877) 531-2989 (in USA) and ask for "Pacer Second Quarter 2007 Earnings Call." International callers can dial (612) 332-0932.

Alternatively, an audio-only, simultaneous Web cast of the live conference call can be accessed through the Investor Relations link on the company’s Web site at www.pacer-international.com. For persons unable to participate in either the conference call or the Web cast, a digitized replay will be available from August 7 at 10:15 p.m. Eastern Time to September 7 at 11:59 p.m. Eastern Time. For the replay, dial (800) 475-6701(USA) or (320) 365-3844 (international), using access code 879519. Alternatively, a replay can be accessed through the Investor Relations link on the company's Web site at www.pacer-international.com.

ABOUT PACER INTERNATIONAL-- Pacer International, a leading non-asset based North America third-party logistics and freight transportation provider, through its Intermodal and Logistics operating segments, offers a broad array of services to facilitate the movement of freight from origin to destination. The Intermodal segment offers wholesale services provided by Pacer Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and Pacer Cartage (local trucking), as well as retail services through its Rail Brokerage group (intermodal marketing).  The Logistics segment provides retail truck brokerage, trucking, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. It’s Intermodal and Logistics operating segments are headquartered in Concord, California, and in Dublin, Ohio, respectively. Web site: www.pacer-international.com.

CERTAIN FORWARD-LOOKING STATEMENTS -- This press release contains or may contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are general economic and business conditions; congestion, work stoppages, equipment and capacity shortages, weather related issues and service disruptions affecting our rail and motor transportation providers; industry trends, including changes in the costs of services from rail and motor transportation providers; the loss of one or more of our major customers; the impact of competitive pressures in the marketplace; the frequency and severity of accidents, particularly involving our trucking operations; our ability to successfully identify and implement process improvements and cost savings opportunities to improve our operating results; changes in our business strategy, development plans or cost savings plans; difficulties in maintaining or enhancing our information technology systems; availability of qualified personnel; changes in, or the failure to comply with, government regulation; increases in interest rates; our ability to integrate acquired businesses; terrorism and acts of war; and increases in our leverage. Additional information about these and other factors that could affect the company's business is set forth in the company's various filings with the Securities and Exchange Commission, including those set forth in the company's annual report on Form 10-K for the year ended December 29, 2006 filed with the SEC on February 21, 2007. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. Except as otherwise required by federal securities laws, the company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.

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INVESTOR CONTACT:
Larry Yarberry, CFO
Pacer International, Inc.
(925) 887-1577 phone
Larry.Yarberry@pacer.com

MEDIA CONTACT:
Jennifer Matthews
Pacer International, Inc.
(925) 887-1555 phone
Jennifer.Matthews@pacer.com

Pacer International, Inc.
Consolidated Balance Sheet
($ million)

June 29, 2007
(Unaudited)
Assets

Current assets
Cash and cash equivalents	$ -
Accounts receivable, net	213.6
Prepaid expenses and other	20.0
Deferred income taxes	2.4
Total current assets	236.0

Property and equipment
Property, plant & equipment at cost	98.9
Accumulated depreciation	(67.6)
Property and equipment, net	31.3

Other assets
Goodwill, net	288.3
Deferred income taxes	1.7
Other assets	16.1
Total other assets	306.1

Total assets	$ 573.4

Liabilities & Equity

Current liabilities
Current maturities of long-term debt and
capital leases	$ -
Accounts payable and accrued liabilities	190.4
Total current liabilities	190.4

Long-term liabilities
Long-term debt and capital leases	83.0
Other	5.6
Total long-term liabilities	88.6

Stockholders' equity
Common stock	0.4
Paid In capital	292.1
Retained earnings	2.0
Accumulated other comprehensive loss	(0.1)
Total stockholders' equity	294.4

Total liabilities and equity	$ 573.4

Pacer International, Inc.
Unaudited Consolidated Statement of Cash Flows

Six Months
($ in millions)	2007

Cash Flows from Operating Activities
Net income	$ 20.3
Adjustments to net income

Depreciation and amortization	3.2
Gain on sale of property and equipment	(0.2)
Deferred income taxes	(0.2)
Loss on extinguishment of debt	1.8
Stock based compensation expense	1.9
Excess tax benefit from stock based compensation	(0.2)
Change in receivables	(3.2)
Change in other current assets	(7.2)
Change in current liabilities	21.8
Other	0.3

Net cash provided by operating activities	38.3

Cash Flows from Investing Activities
Capital expenditures	(1.7)
Proceeds from sales of property and equipment	0.2

Net cash used for investing activities	(1.5)

Cash Flows from Financing Activities
Book overdraft	4.8
Proceeds of long-term debt, net of debt issuance costs	82.2
Proceeds from issuance of common stock	0.7
Excess tax benefit from stock based compensation	0.2
Dividends paid to shareholders	(11.2)
Purchase and retirement of Pacer common stock	(54.4)
Debt, revolver, net and capital lease payments	(59.0)

Net cash used for financing activities	(36.7)

Effect of exchange rate changes on cash	(0.1)

Net change in cash and cash equivalents	0.0

Cash at beginning of period	-
Cash at end of period	$ 0.0

Pacer International, Inc.
Unaudited Consolidated Statement of Operations
( $ millions)

	2nd Quarter 2007				Year-to-Date
	Intermodal	Logistics	Corp./Elim.	Consolidated	Intermodal	Logistics	Corp./Elim.	Consolidated
	($ in millions)				($ in millions)

Revenues	$ 373.4	$ 101.8	$ (0.3)	$ 474.9	$ 746.9	$ 193.5	$ (0.4)	$ 940.0

Cost of purchased transportation	288.9	84.3	(0.3)	372.9	577.7	159.4	(0.4)	736.7
Direct operating expenses	31.1	-		31.1	65.4	-	-	65.4
Selling, general & admin. expenses	27.4	15.6	4.9	47.9	57.1	32.1	9.6	98.8
Depreciation expense	1.3	0.2	-	1.5	2.8	0.4	-	3.2

Income from operations	24.7	1.7	(4.9)	21.5	43.9	1.6	(9.6)	35.9

Interest expense, net				1.0				2.6

Income before income taxes				20.5				33.3

Income taxes				8.0				13.0

Net income				$ 12.5				$ 20.3
Diluted Earnings Per Share				$ 0.34				$ 0.55

Pacer International, Inc.
Unaudited Consolidated Statement of Operations
( $ million, except per share amounts)

	2nd Quarter				Year-to-Date
	2007	2006	Variance	%	2007	2006	Variance	%

Segments

Revenues
Intermodal	$ 373.4	$ 357.3	$ 16.1	4.5%	$ 746.9	$ 730.8	$ 16.1	2.2%
Logistics	101.8	101.3	0.5	0.5%	193.5	197.3	(3.8)	-1.9%
Cons. Entries	(0.3)	(0.4)	0.1	-25.0%	(0.4)	(0.5)	0.1	-20.0%
Total	$ 474.9	$ 458.2	$ 16.7	3.6%	$ 940.0	$ 927.6	$ 12.4	1.3%

Income from Operations 1/
Intermodal	$ 24.7	$ 27.7	$ (3.0)	-10.8%	$ 43.9	$ 57.0	$ (13.1)	-23.0%
Logistics	1.7	1.2	0.5	41.7%	1.6	0.6	1.0	166.7%
Corporate	(4.9)	(3.7)	(1.2)	-32.4%	(9.6)	(8.0)	(1.6)	-20.0%
Total	$ 21.5	$ 25.2	$ (3.7)	-14.7%	$ 35.9	$ 49.6	$ (13.7)	-27.6%

Net Income 1/	$ 12.5	$ 14.5	$ (2.0)	-13.8%	$ 20.3	$ 28.4	$ (8.1)	-28.5%
Diluted Earnings per Share 1/	$ 0.34	$ 0.38	$ (0.04)	-10.5%	$ 0.55	$ 0.74	$ (0.19)	-25.7%
1/ 2nd quarter 2007 includes $0.3 million for severance costs ($0.2 million on the Logistics segment and $0.1 million on corporate), $0.2 after-tax or $0.01 per share.	1/ 2007 includes $2.1 million for severance costs ($0.5 million on the Intermodal segment, $1.0 million on the Logistics segment and $0.6 million on corporate), $1.3 after-tax or $0.04 per share.